Investor Contact:                                                         Media Contact:

Linda S. Lennox                                                             Christopher Reardon

Director, Investor Relations                                             Manager, Corporate Communications

(908) 719-4222                                                              (908) 719-4224

llennox@nui.com                                                             creardon@nui.com

For Immediate Release

NUI CORPORATION ANNOUNCES CLOSING OF $405 MILLION IN CREDIT FACILITIES

Funds will be used to refinance debt and finance NUI's operations through its sale process

Bedminster, NJ - November 24, 2003 - NUI Corporation (NYSE: NUI) today announced that the company and its wholly owned subsidiary, NUI Utilities, Inc., have entered into credit facilities aggregating $405 million.  These credit facilities are unsecured and are available during a 364-day term that expires on November 22, 2004, and carry a 364-day extension option, subject to certain conditions. These facilities will be used to refinance credit facilities at NUI and NUI Utilities and the Senior Notes outstanding at NUI, and for general corporate purposes.  Credit Suisse First Boston (CSFB) is the sole lead arranger.

"We believe that the closing of these credit facilities provides the company with the financial flexibility and necessary support to continue the sales process," stated Mark Abramovic, NUI President.  "The proceeds will be used to strengthen our balance sheet and support our distribution systems during the winter heating season and beyond."

Terms of the agreements include:

NUI Corporation

NUI Corporation receives a Term Loan of $255 million with an initial interest rate of 8 percent for a length of 364 days, with one 364-day option.  Of the $255 million, approximately $85 million will be downstreamed as a capital contribution to NUI Utilities to repay an intercompany receivable between NUI Corporation and NUI Utilities.

NUI Utilities

NUI Utilities receives a Term Loan of $50 million, a $50 million Revolver and a Delayed Draw Term Loan of $50 million.  All facilities bear an initial interest rate of 7 percent for a length of 364 days, with one 364-day option.  The Delay Draw Term Loan can be used solely for the purpose of paying down NUI Utilities' Medium-Term Notes, due February 2005, if the company so chooses.

NUI Corporation, based in Bedminster, NJ, is a diversified energy company that operates natural gas utilities, as well as businesses involved in natural gas storage and pipeline activities and wholesale energy portfolio and risk management. NUI Utilities' divisions include Elizabethtown Gas in New Jersey, City Gas Company of Florida and Elkton Gas in Maryland. Visit our web site at www.nui.com.

This press release contains forward-looking statements, including statements related to the availability of the credit facilities, the financial flexibility and necessary support provided by the credit facilities to continue the process of selling the company and the use of the proceeds to strengthen the company's balance sheet and support the company's distribution systems.   These statements are based on current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual events to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, the outcome and consequences of the focused audit being conducted by the New Jersey Board of Public Utilities; the outcome and consequences of the investigations of NUI Energy Brokers; those factors set forth in the company's Form 10-K, Form 10-Q and its other filings with the Securities and Exchange Commission; and other uncertainties, all of which are difficult to predict and some of which are beyond the company's control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words "expect," "believe," "project," "anticipate," "intend," "should," "could," "will," and variations of such words and similar expressions, are intended to identify forward-looking statements. The company does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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